DA	DUTTON ASSOCIATES INDEPENDENT RESEARCH

Exhibit 99.1

April 1, 2006

Pluristem Life Systems Inc.

MATAM Advanced Technology Park

Building NO. 20

Haifa, ISRAEL 31905

Dear Sir:

I am very pleased that you have decided to proceed with our research coverage. This letter explains our research coverage, our scheduled reports, and our analyst visit. Our analyst, who will cover Pluristem Life Systems, will arrange to spend a day with you in Israel in the near future.

We have significantly increased the scope of our operations over the last 12 months following the implementation of our institutional sales program, and the opening of our European office in the UK, with responsibility for overseeing research in Europe, the Middle East, and Africa, as well as for client marketing and liaison in these geographical areas.

Given our global present with offices currently in the US (New York, California), Europe (UK, Israel and Spain), and Asia (China) we fee we can provide you with an overall investment service, ranging from independent research to institutional sales and advice on any capital market requirements, both in Europe and the US.

Our research program will provide the following services for a unitary initiation report:

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Initial Report – We prepare an initial, institutional report, generally 12-15 pages in length, which contains our own earnings model that is constructed from our own research. This model, together with a share valuation model, which our analyst constructs, provides the basis for our 6-12 month price target, and investment rating. Typically, our report, which will include a due diligence visit by our analyst to the company, also provides a comprehensive industry competitive analysis and Pluristem Life Systems Inc. positioning in its industry.

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One Quarterly Report – The quarterly report updates corporate business and relevant industry events, along with both the earnings and valuation models, including our price targets and ratings. This update report is prepared and issued upon your announcement of quarterly earnings results.

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Research Notes – Given that markets are continually receiving new corporate information, Dutton Associates International (DAI) analysts use research notes to immediately comment on corporate developments, as well as to reassess price targets and recommendations. These research notes are issued whenever the analyst needs to immediately communicate or comment on the impact of a corporate announcement or a change in competitive position or economic conditions underlying the investment thesis for the company. Research notes have virtually the same distribution as our reports.

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Corporate Office: 20 Fitzroy Square, London W1T 6EJ Tel: +44(0)20 7388 9669 Fax: +44(0) 20 7388 9869 www.duttonassociates.com

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Institutional Sales Program – Our institutional sales program is conducted by our institutional sales group. The institutional program organizes major road shows for our coverage universe and allows our companies to meet with major institutional investors in different geographical locations, giving us the capability of further pushing our research directly into the institutional fund managers and other professional investors. This ability to match our research to the correct institutional investor base is the critical success factor in increasing the visibility, trading volumes and the price of stocks in our coverage universe. Indeed we our unique in this ability as nearly all our competitors operate purely on a research platform. Furthermore, we frequently organize major conferences for our corporate clients which give them the ability to see a large number of institutional investors.

As a practice, our analysts may submit their reports to the company for fact check prior to publication, and we follow NASD Rule 2711 for “black out” for fact check. We encourage our companies to promptly respond, but we reserve the right to publish the report if there is an extended delay on the part of the company in responding.

Dutton Associates research reports and notes on your company will be circulated through our comprehensive distribution network, among the largest of any Wall Street firm, which includes:

•	All the traditional report databases and consensus estimates – Zacks, Multex, First Call, Bloomberg, and JCF Quant (Europe’s First Call)
•	Thousands of financial web sites that use the report databases of the above, including YahooFinance, CBS MarketWatch, Quicken, and Microsoft’s Money Central
•	Bloomberg Financial, which carries our research reports and notes for its 200,000+ institutional clients worldwide
•	First Call, which provides delivery of our research reports and notes to its institutional and brokerage clients, as well as by Knobias and Investors
•	Business Wire’s “Analyst Wire”, which provides a summary of our research reports to about one million brokers, fund managers, and analysts, with company attribution
•	Brokerage firms with whom we have distribution alliances, including Paulson, MCF Securities and InstreamPartners
•	The majority of small-cap managers who also receive our newsletter, Small Cap Manager
•	More than one million retail investors who receive our newsletters via email
•	More than 1,0000 visitors a day to our Web site, www.jmdutton.com, who download and read our research
•	We continually add new distribution channels for our research, and do not charge for its access.

Our fee for the initial six month research coverage is US$20,000. Upon receipt of the enrollment fee, we begin the research process with our due diligence visit and preparation of the initial report. The only additional expenses are the printing of hard copies, should the company elect to do so (approximately US3,000 for 1,500 copies), and the actual out of pocket expenses of the analyst’s due diligence trip (typically US$1,000). If you elect to print the initial report, we will deliver 1,080 of the printed report copies to our list of small cap institutional managers, with the balance to you for use in investor kits. The Company may renew for an additional six months of coverage for US$15,000, which entails two update reports and research notes. These two six month periods together equate to our fully year of research coverage.

We commence our coverage with receipt of the enrollment fee and we are obligated to complete the six-month coverage cycle. Neither the company nor we may terminate the coverage during the contract period. There are no refunds nor may the company terminate coverage. In addition participation in our conferences will result in an incremental fee which will be negotiated depending on the location and the format of the conference.

We appreciate the opportunity to be of service and thank you for choosing the leading international provider of research coverage.

Yours sincerely, /s/ Saeed Baradar Saeed Baradar CEO	/s/ Zami Aberman For Pluristem Life Systems Inc. President and CEO

Business Wire

Date: April 1, 2006

Re: Permission to source and “ticker” news releases

Pluristem Life Systems Inc. authorizes Dutton Associates to distribute news releases on our behalf. We approve these releases being sourced to Pluristem Life Systems Inc. on release of their reports and consent to Business Wire using our ticker symbol in the release to ensure posting in databases like Yahoo! Finance.

Pluristem Life Systems Inc

Date of Approval:	May 23, 2006

/s/ Zami Aberman

Signature

Zami Aberman

Print Name

President

Title

Please sign and fax to:

BusinessWire

FAX: 310-820-7363

Attn: Steve Turney

Copy to Dutton Associates

FAX: 916-941-8093